SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

Games, Inc. closed a private placement for 20,486 shares of its Series A Convertible Preferred Stock for $2,048,600 in cash and converted liabilities. Each share of its Series A Convertible Preferred Stock is convertible into 244 shares of common stock, or $0.41 per share. Each share also carries a three year warrant to purchase an additional 244 shares of common stock at $0.80 per share.

Between March 8 and 10, 2005 Games, Inc. issued 10,958 shares of its Series A Preferred Stock to 15 accredited investors for $1,095,800 in cash.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On March 10, 2005 Games, Inc. issued 1,504 shares of its Series A Preferred Stock an accredited investor to settle accounts payable for $150,400.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On March 10, 2005 the Company's President and CEO, Roger W. Ach, II, its Chief Operating Officer, Carol A. Meinhardt and Myles S. Cairns its Chief Financial Officer each acquired 1,500 Games, Inc Series A Preferred Stock through Games Inc Deferred Comp Plan at $100 per share. No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On March 10, 2005 Games, Inc. issued 3,974 shares of its Series A Preferred Stock to three accredited investors to convert $397,400 in notes due to equity.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On March 10, 2005 Games, Inc. issued 150 shares of its common stock to an accredited investor for $15,000 consulting services.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On March 10, 2005 Games, Inc. issued a warrant to purchase 91,864 shares of its common stock to an accredited investor for $0.51 per share as part of an agreement for consulting services.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

On February 25, 2005 Games, Inc. issued 78,000 shares of its common stock an accredited investor for $32,000 to settle accounts payable.  No sales commissions were paid in connection with this transaction.  The shares were issued in reliance upon the exemption from registration provided by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under Section 4 (2) of the Securities Act.

Item 8.01 Other Events.

On March 1, 2005, Games, Inc. sent a letter to shareholders with respect to lottery online and to inform shareholders about our closing of a private placement. The full text of the letter to shareholders is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

1.

Financial statements: None.

2.

Pro forma financial information: None.

3.

Exhibits:

99.1 Letter to Shareholders dated February 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: March 14, 2005

EX-99.1

March 11, 2005

MEMORANDUM TO:          Games, Inc. Shareholders

FROM:                                    Roger W. Ach, II

2004 brought the implementation of Lottery Online in the United Kingdom and in the Atlantic Provinces of Canada. You may have also heard about Georgia’s House Bill 346 which has been introduced instructing the Georgia Lottery to sell tickets over the Internet.

I mentioned in a recent communication to you Passage of this Bill would be a great first step for Games. On March 10, 2005, the Georgia House of Representatives passed House Bill #346, which allows for Lottery sales to be made over the Internet. The measure passed 98 to 48 and now moves on to the Senate for consideration.

Games Inc. Lottery.com unit has developed the software to facilitate those Lottery Online sales and will plan to apply to become a Georgia Lottery retailer when the measure passes into law Lottery.com’s Remote Digital Access Platform(SM) is ready to be implemented within 90 days of approval of Internet sales by any State Lottery. We have always felt that if one US state approves these sales, most other lottery states will follow suit very quickly, which is very good news for us.

Also, we wanted to take the opportunity to let you know that Games, Inc. closed a private placement for $2,048,600 in cash and converted liabilities for 20,486 shares of it Series A Convertible Preferred Stock, convertible into 244 shares of common stock and three year warrant to purchase an additional 244 shares of common stock at $0.80 per share. We invite each of you to visit our corporate website at www.gamesinc.net to access information about your company more easily.

The Atlanta Journal Constitution reported the following on online lottery tickets yesterday, the link to the site and text follows:

http://www.ajc.com/hp/content/custom/blogs/georgia/entries/2005/03/10/

house_approves_online_lottery_ticket_sales.html

House approves online lottery ticket sales

By NANCY BADERTSCHER | Thursday, March 10, 2005, 01:59 PM

The Atlanta Journal-Constitution

The Georgia House passed legislation today to allow online lottery ticket sales.

The bill, sponsored by Rep. Terry Barnard (R-Glennville), would allow lottery players to buy their tickets via the Internet through either electronic fund transfer or debit card.

Barnard’s bill initially also allowed credit card purchases, but that idea was killed in committee.

The bill passed the House 98 to 48 and now goes to the state Senate for consideration.